Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of July 9, 2014 (the “Effective Date”) by and between DARA BioSciences, Inc., a Delaware corporation (the “Company”), and David L. Tousley (the “Executive”).

RECITALS

A.           The Company and the Executive previously entered into that certain Employment Agreement, dated March 1, 2013, and that Employment Agreement is in full force and effect as of the Effective Date.  The Company wishes to retain the employment of the Executive and the Executive wishes to remain employed by the Company, on the terms and conditions set forth in this Amended and Restated Employment Agreement.

B.           The Company is engaged, among other things, in drug development and sales/marketing, and Executive will have access to confidential information concerning the Company’s business, intellectual property, customers and employees.

C.           The Company wishes to protect itself from unauthorized use of this information and to protect its investment in its intellectual property, confidential information, employees, and customer relationships.

For the consideration described in the foregoing recitals and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned parties intending mutually to be bound hereby agree as set forth herein.

I.	Employment

The Company hereby employs the Executive as its Executive Vice President and Chief Financial Officer, and the Executive accepts such employment, subject to and in accordance with the terms and conditions described herein.

II.	Term

The Executive’s employment with the Company commenced on March 1, 2013 (“the Effective Date”), and unless terminated pursuant to Section VI hereof, shall extend until January 17, 2015 (the “Initial Term”).

III.	Title and Duties

The Executive shall have the title of Executive Vice President and Chief Financial Officer of the Company.  The Executive shall provide financial leadership for the Company and shall perform such other duties and responsibilities for the Company as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer, consistent with such title and the nature of the Company’s Business.  The Executive shall devote his full business time and attention to the performance of such duties and responsibilities; however the Executive may serve on one public company Board of Directors and one private or nonprofit company Board of Directors, subject to the policies of the Company and provided that such service does not pose any conflict of interest in the Board of Director’s sole judgment or interfere with Executive’s duties hereunder.  The Executive shall report to the Company’s Chief Executive Officer or such other officer as may be directed by the Chief Executive Officer or the Board of Directors.

IV.	Compensation

a). Base Salary.  The Company shall pay the Executive a salary at the annual rate of Two Hundred Forty Thousand Dollars ($240,000) payable monthly, less such deductions as shall be required to be made by applicable laws and regulations.

b). Bonus.  The Executive shall be eligible for an annual bonus of up to fifty percent (50%) of his base salary.  Any bonus will be awarded in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors.  The amount of such bonus shall depend on the achievement by the Executive and/or the Company of objectives to be established by the Board or the Compensation Committee in consultation with the Executive, along with other factors the Board or the Compensation Committee deems relevant.  Any bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board or the Compensation Committee following completion of the audit for such fiscal year.  Executive must be employed by the Company on the date the bonus is to be paid in order to be eligible to receive a bonus.

c). Long Term Incentive.  The Executive shall be eligible for equity participation in the form of options or restricted stock grants as decided by the Board of Directors or the Compensation Committee.

V.	Employee Benefits

a). The Executive shall be entitled to participate in such benefit programs as may be offered by the Company to its employees and to such perquisites as the Board of Directors or the Compensation Committee and the Executive may from time to time agree. The Company retains the right to amend, modify, or terminate its benefit plans, policies, programs and perquisites at any time.

b). The Executive shall be entitled to twenty (20) vacation days a year, subject to the Company’s policies and procedures governing vacation accrual and usage.  The Company also expects to be closed every year the week between Christmas and New Years, with such time constituting additional vacation time.

c). The Executive shall be covered by the Company’s D&O insurance policy and indemnification provisions as provided by the Company’s bylaws.

d). In the event of a conflict between this Agreement and the terms and conditions of any applicable benefits plan(s), the terms and conditions of the benefits plan documents shall control as to benefits.

VI.	Termination of Employment

a). The Executive’s employment under this Agreement may be terminated prior to the end of the Initial Term as provided in this Section VI.

b). Death.  The Executive’s employment ends automatically effective upon the Executive’s death.

c). Disability.  The Executive’s employment may be terminated by the Company effective upon written notice to the Executive in the event of the Executive’s Disability.  As used herein, “Disability” means the inability of the Executive, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than sixty (60) days or for sixty (60) days in any period of three hundred sixty-five (365) consecutive days.  The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in North Carolina by a licensed physician selected by mutual agreement between the Company and the Executive, the cost of such examination to be paid by the Company.  The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose.  If the Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists.  This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

d). For Cause.  The Executive’s employment may be terminated by the Company effective upon written notice to the Executive for Cause.  As used herein, “Cause” shall be defined as follows:

1.           Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime involving moral turpitude, dishonesty or theft;

2.           Executive’s performance of any act or his failure to act which, if he were prosecuted and convicted, would constitute a felony in the jurisdiction involved or a crime involving moral turpitude, dishonesty or theft in the jurisdiction involved would have occurred,

3.           The commission of any fraud, embezzlement or misappropriation by the Executive in connection with the Executive’s duties or committed in the course of Executive’s employment;

4.           Executive’s conviction of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Executive’s job with the Company;

5.           Any gross negligence or willful misconduct of the Executive with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company or material damage to the Company’s reputation or business relationships;

6.           Executive’s willful failure or refusal to perform his duties required by this Agreement or assigned by the Company or the Board, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of;

7.           Any willful and material violation by the Executive of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

8.           Executive’s material breach or violation of this Agreement or any material Company policy, code, rule, regulation or guideline provided to Executive in writing , provided that Executive shall have first received written notice from the Company stating with specificity the nature of such breach or violation and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of.

e). Without Cause.  The Executive’s employment may be terminated by the Company effective upon written notice to the Executive at any time for any reason other than for Cause or the Executive’s Disability.

f). With Good Reason.  The Executive may terminate his employment effective upon thirty (30) days written notice to the Company with Good Reason, provided the Company does not cure such “Good Reason” circumstance within such thirty (30) day period.  As used herein, “Good Reason” shall be defined as the occurrence of any one of the following without the Executive’s express written consent:

1.           A material breach by the Company of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Executive;

2.           An assignment to Executive of any duties materially inconsistent with Executive’s position (including status, office, title, and reporting requirements) authority, duties or responsibilities as contemplated by Section III hereof which results in material diminution in such position, authority, duties or responsibilities, specifically excluding for this purpose any isolated and insubstantial action not taken in bad faith which is remedied by the Company after receipt of notice thereof given by Executive.

3.
The  Company’s refusal, upon the written request of the Executive at least sixty (60) but not more than ninety (90) days prior to the expiration of the Initial Term, to renew this Agreement effective upon expiration of the Initial Term (provided that this Agreement has not been otherwise terminated prior to the expiration of the Initial Term).

4.
The Company’s re-location of the Executive’s place of work to a distance of more than 50 miles by usual highways from the Executive’s agreed place of work at the Effective Date of this Agreement (for the avoidance of doubt, the Company’s headquarters in Raleigh, North Carolina), without mutual agreement of the Executive and the Company.

g). Payments Upon Termination of Employment.

1. Payments upon Involuntary Termination not in connection with a Change in Control.  Subject to Section XIV, and subject further to the Executive’s compliance with Section VI(g)(6), upon the Executive’s Involuntary Termination (as defined below) at any time other than during the Covered Period (as defined below):

(A) The Company shall pay the Executive a lump-sum cash payment equal to one (1.0) times the amount of the Executive’s then-current base salary on the 60th day following the Executive’s Involuntary Termination.  In addition, subject to Section XIII, and subject further to Executive’s compliance with Section VI(g)(6), if a Change in Control is consummated within nine (9) months after the effective date of Executive’s Involuntary Termination, then the Company shall pay the Executive an additional payment equal to the amount of the payment Executive would have received pursuant to Section VI(g)(2)(A) if Executive had been terminated immediately upon consummation of such Change in Control less the amount Executive previously received pursuant to the first sentence of this Section VI(g)(1)(A), on the 60th day following the date of consummation of such Change in Control.

(B) If the Executive elects COBRA coverage for health insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the date of termination) when each premium is due until the earlier of:  (i) (12) twelve months from the date of termination; (ii) the date the Executive obtains new employment which offers health insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA (the “COBRA Period”).  Thereafter, health insurance coverage shall be continued only to the extent required by COBRA and only to the extent the Executive timely pays the premium payments himself.  Notwithstanding the foregoing, if such COBRA coverage ceases to be exempt from the application of Section 409A or the Company is otherwise unable to cover the Executive under a group health insurance plan under applicable law (including under Public Health Service Act section 2716), the Company shall make a taxable cash payment to the Executive each month over the remaining COBRA Period, and each payment shall be in an amount equal to the monthly premium payment that the Company would otherwise pay for such coverage.

(C)           Notwithstanding Section IV(b), if the effective date of Executive’s Involuntary Termination is after the end of any fiscal year but prior to the payment of any executive target bonus for such fiscal year, the Executive shall be eligible for a bonus for such fiscal year to the extent, and only to the extent, such bonus is approved by the Compensation Committee or the Board of Directors, in its sole and absolute discretion

2. Payments upon Involuntary Termination in connection with a Change in Control.  Subject to Section XIV, and subject further to the Executive’s compliance with Section VI(g)(6), upon the Executive’s Involuntary Termination during the Covered Period:

(A) The Company shall pay the Executive a lump sum cash payment equal to the greater of (i) one (1) times the amount of the Executive’s then-current annual base salary, or (ii) the aggregate amount of base salary (at the then-current amount) payments that would otherwise be payable over the remaining balance of the Initial Term, on the 60th day following the Executive’s Involuntary Termination.

(B) The Company shall provide the COBRA benefit described in Section VI(g)(1)(B).

(C)           Notwithstanding Section IV(b), if the effective date of Executive’s Involuntary Termination is after the end of any fiscal year but prior to the payment of any executive target bonus for such fiscal year, the Executive shall be eligible for a bonus for such fiscal year to the extent, and only to the extent, such bonus is approved by the Compensation Committee or the Board of Directors, in its sole and absolute discretion.

3. Termination of Employment Other than an Involuntary Termination.  Upon any termination of the Executive’s employment with the Company that does not constitute an Involuntary Termination, the Executive, or his estate, as the case may be, will be entitled to receive only the compensation and benefits earned through the effective date of termination.

4. Change in Control Defined.  A “Change in Control” shall occur when:

(A) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (z) any acquisition pursuant to a transaction that complies with Sections VI(g)(4)(C)(i), (ii), and (iii);

(B) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(C) There is consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(D) The stockholders of the Company approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that a payment hereunder is subject to the requirements of Section 409A, the Company will not be deemed to have undergone a Change of Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

5. Other Definitions.

(A) “Covered Period” means the twelve (12) month period beginning upon the consummation of a Change in Control.

(B) “Involuntary Termination” means a termination of the Executive’s employment by the Company without Cause (under Section VI(e)) or by the Executive with Good Reason (under Section VI(f)) that constitutes a “separation from service” from the Company within the meaning of Section 409A.

6. Release.  Notwithstanding any other provisions of this Agreement to the contrary, the Executive’s right to receive the payments and benefits set forth in Sections VI(g)(1) or (2) is subject to and conditioned upon the Executive’s (A) execution of a release in form and substance satisfactory to the Company, which contains a full release of all claims against the Company and certain other provisions, including but not limited to a reaffirmation of the covenants in Sections VII, VIII, and IX, within 21 days (or, to the extent required by applicable law, 45 days) after the Employee’s termination of employment and (B)  non-revocation of such waiver of claims within 7 days after its execution.

h).           Except as expressly provided above in Section VI(g) or as otherwise required by law, the Company will have no obligations to the Executive in the event of the termination of his employment for any reason.

VII.	Confidentiality

a). The Executive acknowledges that as a result of his employment with the Company he will receive access to Confidential Information of the Company.  “Confidential Information” includes, but is not limited to, trade secrets, intellectual property, confidential or proprietary information, and all other knowledge, information, documents or materials, owned, licensed, developed or possessed by the Company which pertains, in any manner, to the Company’s Business, operations, financial information, business methods, pricing strategies and techniques, existing and future business or strategic plans, research and development projects, inventions, discoveries, ideas, clients, agreements, employees, and sales and marketing information and activities, and shall include, without limitation, software, documentation, memoranda, ideas, designs, inventions, processes, sales, client lists, business leads, notes, concepts, ideas and designs, and all other documentation, manuals, letters, pamphlets, drafts, memoranda, notes and other documents, writings or tangible things of any kind, whether in tangible or intangible form.

b). The Executive agrees that he will maintain the confidentiality of the Confidential Information at all times during and after the Executive’s employment with the Company and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person other than authorized representatives of the Company, except in the performance of the Executive’s duties in the furtherance of the business of the Company or with the prior written consent of an authorized officer of the Company.  The covenants in this Section VII will not apply to information that (1) is or becomes available to the general public through no breach of this Agreement by the Executive or (2) the Executive is required to disclose by applicable law or court order; provided, however, that the Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.

c). Upon request during employment, and immediately upon the termination of Executive’s employment with the Company for any reason, Executive will immediately turn over and return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in or under his possession or control.

VIII.	Non-Competition and Non-Solicitation

a). As used in this Agreement, the following terms have the meanings given to such terms below:

1. “Business” means the business(es) in which the Company was engaged at the time of the termination of the Executive’s employment with the Company for any reason, including but not limited to the development and sale of oncology support and therapeutic compounds that directly compete in the same market segment(s) as those of the Company.

2. “Customer” means any person or entity who is a customer or client of the Company at the time of the termination of the Executive’s employment with the Company for any reason or with whom the Executive had dealings or from whom the Executive received Confidential Information, or provided Confidential Information to, in the course of his employment with the Company.

3. “Company Employee” means any person who is or was an employee of the Company at the time of, or during the six (6) month period prior to, the termination of the Executive’s employment with the Company for any reason.

4. “Products and Services” means the products and/or services offered by the Company at the time of the termination of the Executive’s employment with the Company for any reason.

5. “Restricted Period” means the period commencing on the date of termination of the Executive’s employment with the Company for any reason and ending on the eighteen (18)-month anniversary of such date (provided, however, that if Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, the Restricted Period for purposes of subsections (c)(1) – (4) below shall be reduced to a period ending on the twelve (12) month anniversary of such date); provided, however, the Restricted Period shall be tolled and shall not run during any time Executive is in violation of Section VIII of this Agreement to the extent the existence of such violation is mutually agreed by the parties or, in the absence of such mutual agreement, determined by court of competent jurisdiction or other third party, such as an arbitrator, as mutually agreed by the parties, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of Section VIII of this Agreement.

6. “Territory” means:  (i) the State of North Carolina, (ii) any other State in which the Company does business at the time of the termination of the Executive’s employment with the Company for any reason; (iii) the United States of America; and (iv) any other country in which the Company does business at the time of the termination of the Executive’s employment with the Company for any reason.

b). During his employment, the Executive shall not participate in or otherwise be directly or indirectly involved or engaged in any business activity, other than that of the Company, unless specifically approved by the Board of Directors.  In addition, during his employment, the Executive shall not engage in any activity that is competitive with the Business of the Company.

c). Executive further agrees that, except as otherwise approved in writing by the Company, during the Restricted Period, he will not, directly or indirectly:

1. engage in the Business in the Territory or market, sell or provide Products and Services in the Territory;

2. hold a position based in or with responsibility for all or part of the Territory, with any person engaging in the Business, whether as employee, consultant, or otherwise, in which Executive (i) will have duties, or will perform or be expected to perform services for such person, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company at the time of the termination of Executive’s employment with the Company, or (ii) in which Executive will use or disclose or is reasonably expected to use or disclose any Confidential Information of the Company for the purpose of providing, or attempting to provide, such person with a competitive advantage with respect to the Business;

3. solicit any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

4. accept as a customer any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

5. induce, encourage, or attempt to induce or encourage any Customer to curtail or cancel their business with Company; or

6. induce, encourage, or attempt to induce or encourage any Company Employee to terminate his employment with the Company.

provided, however, that the foregoing will not restrict the ability of the Executive to purchase or otherwise acquire up to one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

For clarity, nothing in this section is intended to prevent the Executive from utilizing the services of pharmaceutical distribution channel companies in future endeavors, including, but not limited to Cardinal Health, Americsource Bergen Corporation, McKesson Corporation and other wholesalers who routinely provide distribution services to pharmaceutical companies.  Additionally, nothing in this section is intended to prevent the Executive from utilizing other group purchasing organizations and other customers in future endeavors who also provide the necessary elements of a complete pharmaceutical distribution channel.

d). The Company and the Executive acknowledge that the services to be provided by the Executive to the Company will be unique and substantial.  Executive agrees that the restrictions contained in this Section VIII are (i) reasonable, fair, and equitable in scope, terms, and duration, (ii) necessary to protect the legitimate business interests, trade secrets, and goodwill of the Company, and (iii) are a material inducement to the Company to enter into this Agreement.  The Executive further understands and agrees that any breach or threatened breach of the restrictions contained in this Agreement would cause the Company substantial and irreparable harm for which there may be no adequate remedy at law.  Therefore, the Executive agrees that the Company shall have the right to seek to enforce its rights by an action for injunctive relief in any court of competent jurisdiction without the posting of any bond to enjoin the breach of any of the covenants of the Executive contained in this Agreement.  Nothing contained in this Section shall reduce, invalidate or waive any other rights or remedies which the Company may have at law or in equity.

IX.	Work Product

The Executive acknowledges and agrees that all work that the Executive performs for, or on behalf of, the Company and its clients, and all work product that the Executive produces in connection with his services for the Company (“Work Product”), shall be the property of the Company, and all copyrightable Work Product prepared by the Executive within the scope of the Executive’s employment with the Company are “works made for hire” under the U.S. Copyright Act and shall be exclusively owned by the Company.  The Executive hereby assigns, transfers and conveys to the Company, without additional consideration, all of his other rights, title and interest in and to all Work Product made or conceived, in whole or in part, by the Executive within the scope of the Executive’s employment by the Company, or that relates directly to, or involves the use of, Confidential Information.  The Company’s ownership, including its copyright ownership, shall continue in full force and effect in perpetuity and shall not be impaired or impacted by the termination or expiration of this Agreement for any reason. The Executive will, without additional compensation, execute all assignments, oaths, declarations and other documents requested by the Company to effect and further evidence the foregoing assignment, transfer and conveyance, and agrees to provide all reasonable assistance to the Company (at the Company’s expense) to provide all information, documentation and assistance to the Company in perfecting, enforcing, defending or protecting any or all of the Company’s rights in all Work Product.  The Company is hereby irrevocably appointed the Executive’s attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, verify, acknowledge and deliver the same in the Executive’s name and on the Executive’s behalf.

X.	Time and Place of Employment; Travel

The Executive’s regular workplace will be the Company’s offices in Raleigh, NC.  The Executive’s duties will involve travel, and upon request, Executive shall work at such place or places other than the Company’s offices in Raleigh, NC, as may be reasonably specified by the Company.  The Company shall pay or reimburse reasonable travel, lodging, meal and related incidental costs of the Executive when the Executive is requested to travel or work at any location outside of the Company’s offices in Raleigh, NC, consistent with the Company’s travel policies in effect from time to time.  Any amounts paid to the Executive under this Section X shall be paid in accordance with Section XIV(a)(4).

XI.	Expenses

Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as the Company may require.  Any amounts paid to the Executive under this Section XI shall be paid in accordance with Section XIV(a)(4).  The Company shall also reimburse the Executive for the reasonable costs incurred by him in maintaining his CPA license, memberships and certification, including costs (up to $2,000 per year, inclusive of travel costs) of annual continuing professional education.

XII.	Other Provisions

a). Notice. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when delivered if sent personally, or sent by facsimile transmission or overnight courier, or, if mailed, four days after the date of mailing, as follows:

If to the Company, to:
DARA BioSciences, Inc.
8601 Six Forks Road
Suite 160
Raleigh, NC  27615

Attention:  Chairman

If to the Executive to:
David L. Tousley
913 Keith Road
Wake Forest, NC 27587

Any party may by notice given in accordance with this Section to the other party designate another address for receipt of notices hereunder.

b). Entire Agreement. This Agreement amends and restates in its entirety the Employment Agreement between the parties dated as of March 1, 2013.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements, written or oral, with respect thereto.  The parties agree that any and all prior agreements concerning the matters set forth in this Agreement are hereby canceled and void.

c). Severability.  Each provision of this Agreement is severable from every other provision of this Agreement.  If any section, subsection, sentence, provision or clause of this Agreement is held to be illegal, void, unenforceable or ineffective it shall be modified or limited only to the extent necessary to bring it in compliance with applicable law, and the remaining portions shall remain in full force and effect.

d). Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law principles of any jurisdiction.

e). Jurisdiction; Venue.  The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by the Company shall be brought exclusively in any state or federal court in Wake County, North Carolina.  Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company in any other court.

f). Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Notwithstanding anything to the contrary contained herein, the Executive agrees that any change in the services, duties, salary or compensation shall not affect the validity or scope of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

g). Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. Company may, without the Executive’s consent, assign its rights, together with its obligations, under this Agreement in connection with any sale, transfer or other disposition of all or a substantial portion its assets or business, whether by merger, consolidation or otherwise.

h). Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

XIII.	Section 409A and Section 280G

a). Section 409A.

1. Compliance with Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially-reasonable actions necessary or appropriate to (a) preserve the intended tax treatment of the compensation and benefits payable hereunder, preserve the economic benefits of such compensation and benefits, and/or avoid less favorable accounting or tax consequences for the Company and/or (b) exempt the compensation and benefits payable hereunder from Section 409A or comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, this Section XIV does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.

2. Six-Month Delay.  Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after the Executive’s termination of employment. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule.

3. Separate Payments.  For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.

4. Reimbursements.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

b). Section 280G.

1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

2. All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above mentioned.

COMPANY:

	By:	/s/ Christopher G. Clement
Christopher G. Clement

	Its:	President and CEO

EXECUTIVE:		/s/ David L. Tousley
David L. Tousley